Exhibit 10.8

85 Wells Ave. Newton, MA

June 1, 2021

Sohanya Cheng

Via email

Dear Sohanya,

I am pleased to offer you the position of SVP, Sales and Commercial Operations with Karyopharm Therapeutics Inc. (the "Company"), reporting directly to Richard Paulson, CEO and President. This is an important position in the Company, and I know it will be a challenging and exciting one. We anticipate your start date to be on or around June 7, 2021. Please review the details of your offer of employment below.

a.
Base Salary. Your semi-monthly base salary will be $16,666.67($400,000, if annualized), subject to all applicable taxes and withholdings. This position is classified as Exempt according to the Fair Labor Standards Act (FLSA).

b.
Bonus Program. Following the end of each calendar year, beginning in calendar year-ended 2021, and subject to the approval of the Company's Board of Directors, you may be eligible for a retention and performance bonus of up to 40% of your annualized base salary, based on your performance and the Company’s performance during the applicable calendar year, as recommended by the Compensation Committee and approved by the Company’s Board of Directors with respect to the Company’s performance and as determined by your manager and approved by further department leadership with respect to your performance, in all cases in the Company’s sole discretion. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. Your bonus for the calendar year ended 2021 would be a pro-rated amount for the months worked in 2021.

c.
Stock Option Grant. Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), the Company will grant you a stock option to purchase 125,000 shares of the Company's common stock, $0.0001 par value per share (the “Common Stock”), at a price per share equal to the closing price per share of the Common Stock on the Nasdaq Global Select Market on the date of grant, which shall be, subject to the discretion of the Compensation Committee, on or about the last day of the month on which trading of the Common Stock occurs on the Nasdaq Global Select Market during the month in which your employment with the Company commences. The stock option will vest over four years at the rate of 25% on the one-year anniversary of the date your employment with the Company commences, subject to your continuing engagement with the Company as of that date, with the remaining shares to vest monthly over the following three years, subject to your continued engagement with the Company. The stock option will be granted either

(i) pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4) and not pursuant to the Company’s 2013 Stock Incentive Plan or any other equity incentive plan of the Company, as an inducement that is material to your entering into employment with the Company or (ii) pursuant to the Company’s 2013 Stock Incentive Plan or a successor plan. If granted under such inducement grant exception, the option grant shall also be subject to such other terms and conditions of the applicable Stock Option Agreement. If granted under the Company’s 2013 Stock Incentive Plan or a successor plan, the option grant shall be subject to the terms and conditions of such plan and the applicable Stock Option Agreement.

d.
RSU’s. Subject to the approval of the Compensation Committee, the Company will grant you 7,500 restricted stock units (“RSUs”) pursuant to the Company’s 2013 Stock Incentive Plan or a successor plan. The RSUs shall vest over 2 years at a rate of 50% on each anniversary of the date your employment with the Company commences, subject to your continued relationship with the Company. These RSUs shall be subject to the terms and conditions of the Company’s 2013 Stock Incentive Plan and the applicable RSU Agreement.

In the event that your services are terminated by the Company without Cause (as such term is defined in the Company’s 2013 Stock Incentive Plan or any other equity incentive plan of the Company) prior to the first vesting of the stock option and RSUs issued to you pursuant to Sections (c) and (d) of this offer letter and you timely execute a release agreement (as defined below), then the stock option and RSUs that are scheduled to vest on the first anniversary of date your employment with the Company commences shall immediately vest as of the termination date.

e.
Paid Time Off. You will accrue Paid Time Off (“PTO”), which includes all vacation, sick, and personal time (combined) at a rate of 13.34 hours per month, accrued on the last day of the month. This is equal to about 160 hours or 4 weeks of PTO per year. You will also receive paid holidays according to the Company’s holiday schedule.

f.
Benefits. Commencing on your first day of employment (subject to eligibility criteria and waiting periods associated with each individual plan), you may participate in all company benefits as outlined in the Benefits at a Glance Overview which accompanies this offer letter, subject to the terms and conditions of any applicable plan documents for such benefits. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

g.
Sign-On Bonus. Contingent upon the commencement of your employment and subject to the terms and conditions set forth herein, the Company agrees to pay you a one-time sign-on bonus of $75,000 (the “Sign-on Bonus”), less all applicable taxes and withholdings, which will be paid no later than the second pay period following the commencement of your employment. If for any reason you voluntarily terminate your employment with the Company or are terminated by the Company for Cause (as defined below) prior to the one-year anniversary of your start date, you will be obligated to repay the entire net amount of the Sign-On Bonus received by you. If for any reason you voluntarily terminate your employment with the Company or are terminated by the Company for Cause (as defined below) prior to the two-year anniversary of your start date, you will be obligated to repay 50% of the Sign-On Bonus. You agree that any portion of the net amount of the Sign-On Bonus owed to the Company will be repaid immediately upon the voluntary termination of your employment by you or the termination of your employment by the Company for Cause.

h.
Severance Benefits. If your employment is terminated without Cause, or you resign for Good Reason, the Company will, provided that you timely execute a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement, confidentiality, and cooperation obligations) (the “release agreement”) provide you with the following severance package: (a) pay you, as severance pay, the equivalent of one (1) month of your base salary as of the date of your termination from employment for every one (1) months of employment with the Company not to exceed a total of twelve (12) months of base salary regardless of the duration of your employment with the Company (the “Severance Period”); and (b) provided you elect to continue your and your eligible dependents' participation in the Company's medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), the Company will pay the monthly premium to continue such coverage for the lesser of (i) the Severance Period and (ii) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan.

Notwithstanding the foregoing, if the Company (which, for the purposes of this paragraph, includes any successor entity) terminates your employment without Cause, or you resign for Good Reason within one year following the consummation of a Change in Control, then the Company (or its successor entity) will (a) pay you, as severance pay, the equivalent of twelve (12) months of your base salary as of the date of your termination from employment (or such greater amount specified in any Company severance plan under which you are eligible), provided that you timely execute the release agreement. In each case, the release agreement must be executed and any revocation period with respect to such release agreement must expire no later than 60 days following your termination of employment. Any severance pay will be paid in the form of salary continuation in accordance with the Company’s payroll procedures, with payments beginning in the first pay period beginning after the release agreement becomes binding, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which Employee’s employment ends, payments will not begin before the first payroll period of the subsequent year; (b) pay to you an amount equal to 100% of your target annual bonus for the year in which your termination occurs, which amount shall be payable in a lump sum on the date that the first continued salary payment is made to you under your currently effective agreement with the Company; and (c) provided you elect to continue your and your eligible dependents' participation in the Company's medical and dental benefit plans pursuant to COBRA, the Company will pay the monthly premium to continue such coverage for the lesser of (i) the Severance Period and (ii) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan.

“Change in Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as- converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets; provided that, where required for compliance with Section 409A, the event described above is also a change in control event as set forth in Treas. Reg. Section 1.409A-3(i)(5).

“Cause” shall mean, (i) your conviction by a court of competent jurisdiction of theft or misappropriation by you of assets of the Company, (ii) your conviction by a court of competent jurisdiction of fraud committed by you or at your direction, (iii) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (a) a felony or (b) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the Company or the performance of your duties, and/or (iv) a determination by the Company in its sole discretion of (w) an act or acts of material willful misconduct by you in violation of law or government regulation in the course of your employment by the Company, ( (x) willful, repeated and material failure to perform, or gross negligence in the performance of, the duties which are reasonably assigned to you by the Company, (y) material breach of any agreement to which you and the Company are party and/or (z) failure to fully participate in a Company investigation as may be reasonably requested by the Company.

“Good Reason” shall mean (i) the assignment to you of any duties inconsistent in any adverse, material respect with your position, authority, duties or responsibilities as then constituted, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in your base compensation except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than as a result of across-the board reductions or terminations affecting employees of the Company generally, or (iii) a requirement that you, without your prior consent, regularly report to work at a location that is thirty (30) miles or more away from your then current place of work; provided, however , that the conditions described immediately above in clauses (i) through (iii) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within sixty (60) days of the first occurrence of the condition. For the avoidance of doubt, your required travel on the Company’s business shall not be deemed a relocation of your principal office under clause (iii), above.

Section 409A. It is intended that this letter agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and notwithstanding anything to the contrary herein, it shall be administered, interpreted, and construed in a manner consistent with Section 409A.

To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which you participate provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to you during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (b) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this letter agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A. In the case of any amounts payable to you under this letter agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any paragraph of this letter agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A of the Code) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

Withholding. The Company shall withhold from any compensation or benefits payable under this letter agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

If you accept the terms of this offer, your employment with the Company constitutes at- will employment, and you are free to resign at any time, and for any or no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the

Company’s Chief Executive Officer or General Counsel, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. We request that, in the event of resignation, you provide a notice period of at least two weeks.

Your offer is contingent upon the successful completion of an employment, and criminal background check, (which will require you to complete and sign all necessary consent forms authorizing the Company or its designee to perform these background inquiries). The Company may also require that you provide names and contact information so we may conduct reference checks about your past employment.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you will be terminated.

As a condition of your employment, you are also required to sign and comply with a Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement effective your first day of employment. A copy of that agreement accompanies this offer letter. Please address any concerns you may have with this agreement prior to your first day of employment at the Company. You acknowledge that your receipt of the grant of equity set forth in this offer letter is contingent upon your agreement to the non-competition provisions set forth in the Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement, and that such consideration is fair and reasonable in exchange for your compliance with such non-competition obligations. In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company's policies may lead to immediate termination of your employment. Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

To accept the Company's offer, please sign and date this letter in the space provided. By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other legal or contractual obligations, and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You additionally represent and warrant that you have not taken or shared with the Company any confidential or proprietary information belonging to any former employer or other third party, and that you will at no time during the course of your employment with the Company use or disclose any such confidential or proprietary information of another party without that party’s express consent.

This letter, together with the other documents and agreements referenced herein, sets forth all of the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by close of business on June 3, 2021.

Sincerely,

/s/ Steven Rotman

Steven Rotman

Chief People and Corporate Engagement Officer

Agreed to and accepted:

Signature: /s/ Sohanya Cheng

Printed Name: Sohanya Cheng

Date: 6/1/2021